UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 15, 2008, the board of directors of Cheniere Energy Partners GP, LLC (the “General Partner”), the general partner of Cheniere Energy Partners, L.P. (the “Partnership”), elected James Bennett as a member of the board of directors of the General Partner. Mr. Bennett is a Managing Director with GSO Capital Partners LP (“GSO”) and has been involved in many of GSO’s private equity and mezzanine investments in the energy industry. Prior to joining GSO, Mr. Bennett served as the Chief Financial Officer of Aquilex Service Corporation, which provides specialty repair services to refining and power generation facilities worldwide. Prior to that, Mr. Bennett was Vice President of Operations at Exario Networks, a provider of private IP voice and data networks. Before Exario Networks, Mr. Bennett spent over five years in the investment banking group of Donaldson, Lufkin & Jenrette, where he was involved in transactions for companies in all segments of the energy industry. Mr. Bennett started his career in corporate banking at NationsBank. Mr. Bennett received a BBA in Finance from Texas Tech University and currently serves as a director of United Engines, LLC, a privately held manufacturer of oilfield equipment, and Crestwood Midstream Partners, LLC, a privately held midstream energy company.

Mr. Bennett was elected pursuant to that certain Investors’ Agreement dated as of August 15, 2008 (the “Investors’ Agreement”) among Cheniere Energy, Inc. (the “Company”), Cheniere Common Units Holding, LLC, GSO and the other investors named therein. Under the terms and conditions of the Investors’ Agreement, the investors have the right to cause the Company to elect one nominee to the General Partner’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

	By:	Cheniere Energy Partners GP, LLC, its general partner

Date: August 18, 2008	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and Chief Financial Officer

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